EXHIBIT 10.2

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made as of this      day of March, 2008, by and between Palladium, a simplified joint stock company of France (the “Assignor”), and K-Swiss Inc., a Delaware corporation (the “Assignee”). Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Intellectual Property Agreement (defined below).

WHEREAS, Assignor entered into that certain Agreement (the “Intellectual Property Agreement”), dated March     , 2008, between Assignor and Consolidated Shoe Company, a Virginia corporation (the “Seller”), a copy of which is attached hereto as Exhibit 1;

WHEREAS, pursuant to the Intellectual Property Agreement, the Seller agreed to sell, assign and transfer all right, title and interest in and to the Intellectual Property (which term shall, for purposes of this Agreement, be defined as (i) the Intellectual Property as that term is defined in the Intellectual Property Agreement, plus (ii) the Trade Dress), free and clear of all liens, to Assignor and, in connection with the assignment and transfer of the Intellectual Property, the Seller agreed to transfer to Assignor the goodwill associated with the Trademarks and the Trade Dress, the goodwill in the business associated with the Trademarks and the Trade Dress, and the causes of action associated with the Intellectual Property including, without limitation, any claims for past infringement, dilution, or other violation of any of the Intellectual Property;

WHEREAS, pursuant and subject only to Section 23 of the Intellectual Property Agreement, Assignor, in its sole and absolute discretion, may freely assign, sell or transfer some or all of its rights or obligations thereunder to any third party;

WHEREAS, any such assignment by Assignor made within four years from the effective date of the Intellectual Property Agreement, shall be documented in writing and shall not be effective until the assignee executes a counterpart to the Intellectual Property Agreement and agrees to be bound by any terms and conditions therein that are less than fully executed at the date of any such assignment;

WHEREAS, Assignor desires to assign and transfer to Assignee all right, title and interest of Assignor in and to the Intellectual Property Agreement and the Intellectual Property, and Assignee desires to accept such assignment and assumption; and

WHEREAS, Assignor desires to assign and transfer to Assignee any and all additional goodwill associated with the Trademarks and the Trade Dress, the goodwill in the business associated with the Trademarks and the Trade Dress, and the causes of action associated with the Intellectual Property including, without limitation, any claims for past infringement, dilution or other violation of any of the Intellectual Property, that Assignor holds or is deemed to hold in the Intellectual Property separate and apart from that being assigned and transferred from Seller to Assignor.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. The provisions of the foregoing “WHEREAS” clauses form a part of this Agreement.

2. Immediately following the consummation of the transactions contemplated in Section 6 of the Intellectual Property Agreement, the Assignor hereby agrees to sell, assign and transfer to Assignee all right, title and interest of Assignor in and to the Intellectual Property Agreement, and Assignee hereby accepts such assignment and agrees with the Assignor to assume and to fully and faithfully perform the obligations of Assignor under or pursuant to the Intellectual Property Agreement.

3. Immediately following the consummation of the transactions contemplated in Section 6 of the Intellectual Property Agreement, the Assignor hereby agrees to sell, assign, convey and transfer forever unto Assignee, its successors, assigns and legal representatives all rights, title and interest in and to the Intellectual Property, free and clear of all liens. In connection with this assignment and transfer of the Intellectual Property, immediately following the consummation of the transactions contemplated in Section 6 of the Intellectual Property Agreement, Assignor also agrees to transfer the goodwill associated with the Trademarks and the Trade Dress, the goodwill in the business associated with the Trademarks and the Trade Dress and the causes of action associated with the Intellectual Property including, without limitation, any claims for past infringement, dilution or other violation of any of the Intellectual Property.

4. The Assignor further agrees to sell, assign, convey, and transfer forever unto Assignee any and all additional goodwill associated with the Trademarks and the Trade Dress, the goodwill in the business associated with the Trademarks and the Trade Dress, and the causes of action associated with the Intellectual Property including, without limitation, any claims for past infringement, dilution or other violation of any of the Intellectual Property, that Assignor holds or is deemed to hold in the Intellectual Property separate and apart from that being sold, assigned and transferred from Seller to Assignor pursuant to the Intellectual Property Agreement or otherwise.

5. The Assignor agrees to assist the Assignee, in a commercially reasonable manner, to take all actions and execute all documents necessary or desirable to evidence, record and perfect the assignment of the Intellectual Property, and shall not enter into any agreement in conflict with this Agreement.

6. The Assignor agrees to deliver to Assignee, and to execute and deliver to Assignee such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may reasonably be requested by Assignee, to transfer and assign to Assignee the Intellectual Property, including but not limited to, the assignments attached as Exhibits 2 and 3 hereto.

7. The Assignor hereby authorizes and requests the United States Patent and Trademark Office and the Canadian Intellectual Property Office to issue trademark and other intellectual property registrations to the Assignee and the Assignee’s successors, assigns and other legal representatives in accordance with the terms of this instrument.

2

8. Assignor represents and warrants to Assignee that, immediately following the consummation of the transactions contemplated in Section 6 of the Intellectual Property Agreement, it will own all right, title and interest in and to the Intellectual Property free and clear of all liens, encumbrances, licenses, or any interest of any third party of any kind and that it has the authority to grant same to Assignee, and further represents and warrants that the Assignor has not previously assigned or conveyed any interest of any kind in the Intellectual Property or the Intellectual Property Agreement to another assignee or other entity.

9. Assignor represents and warrants to Assignee that immediately following the transactions contemplated in Section 6 of the Intellectual Property Agreement, that all such assignments or other documents as are necessary to vest in Assignor exclusive ownership of all Intellectual Property will have been executed and delivered by Assignor, including but not limited to documents and other tangible things containing the know-how relating to quality control and manufacture of products bearing the Trademarks and/or the Trade Dress such that Assignee will have in its possession all know-how necessary to maintain the quality of such products.

10. Assignor represents and warrants to Assignee that, to the best of its knowledge, the Intellectual Property comprises all of Assignor’s intellectual property rights in the Palladium Models in the United States and Canada.

11. Assignor hereby covenants with Assignee and its successors and assigns that, from time to time after the date hereof, Assignor will execute and deliver to Assignee such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may reasonably be requested by Assignee in order to vest in Assignee all of Assignor’s respective right, title and interest in and to the Intellectual Property and the Intellectual Property Agreement, and to consummate the transactions contemplated herein.

12. This Agreement shall be binding on and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

13. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and wholly to be performed within the State of Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

[Signature Page Follows]

3

EXECUTION VERSION

IN WITNESS WHEREOF, the Assignor and Assignee have caused this Assignment and Assumption Agreement to be executed and delivered on the date and year first written above.

ASSIGNOR:

Palladium

By:	/s/ Christophe Mortemousque
Christophe Mortemousque
Title:	Chairman

[CORPORATE SEAL]

[UNITED STATES NOTARIAL ACKNOWLEDGMENT REQUIRED]

[Signature Page to Assignment and Assumption Agreement]

EXECUTION VERSION

ASSIGNEE:

K-Swiss Inc.

By:	/s/ Steven B. Nichols
Steven B. Nichols
Title:	President

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT 1

[EXECUTED AGREEMENT BETWEEN CONSOLIDATED SHOE COMPANY AND PALLADIUM]

AGREEMENT

Preamble

This Agreement (this “Agreement”) is entered into on this date of the Buyer’s signature affixed below (the “Effective Date”), by and between Consolidated Shoe Company, a Virginia corporation, whose address is 22290 Timberlake Road, P.O. Box 10549, Lynchburg, Virginia 24506 (the “Seller”) and Palladium, a simplified joint stock company of France whose registered office is located at 220 Route de Grenoble, Saint Priest, France 69800, (the “Buyer”). Collectively Seller and Buyer are the “Parties.”

Recitals

WHEREAS, Seller is the owner of several United States trademark registrations and one Canadian trademark registration and a pending U.S. trademark application for a shoe sole design as set forth on Exhibit A hereto (collectively, the “Trademarks”), and the domain names www.palladiumshoes.com and www.palladiumshoes.us (collectively, the “Domain Names”); and,

WHEREAS, Seller has for a period of time been selling those certain shoe models, including those known in the trade as Pampa, and as specifically shown in Exhibit D hereto such that the overall appearance of each of the shoe models provides a distinctive appearance associated with Seller (collectively the “Trade Dress”); and,

WHEREAS, Buyer is the owner of several foreign trademarks similar to the Trademarks and is in the business of selling products associated with such trademarks outside the United States and Canada; and,

WHEREAS, subject to the terms and conditions set forth herein, Seller has agreed to sell to Buyer and Buyer has agreed to purchase all right, title and interest in the Trademarks set forth in Exhibit A, the Domain Names www.palladiumshoes.com and www.palladiumshoes.us and any Trade Dress rights Seller may own in the shoe styles shown in Exhibit D, subject to the terms and conditions set forth herein; and

WHEREAS, the Parties are in agreement as to terms and conditions upon which Seller shall sell and transfer to Buyer the Trademarks, Domain Names and Trade Dress.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below, the Parties intending to be bound enter into the following Agreement:

1.) The above referenced Preamble and recitals are hereby incorporated into this Agreement as if they were here more fully set forth.

2.) The following terms shall have the respective meanings set forth below:

“Domain Names” has the meaning set forth in the Recitals hereto.

“Intellectual Property” means the Trademarks, the Domain Names, and all common law rights in the Trademarks and in or relating to those certain specified Palladium Models defined herein and identified in Exhibit D and all causes of action for infringement of any of the foregoing rights.

“License Period” has the meaning set forth in Section 8 hereto.

“Palladium Models” mean the “PAMPA LOW”, “PAMPA HIGH,” “PALLABROUSSE,” “BAGGY” and “RANGER” shoes sold with Palladium soles shown in Exhibit D.

“Purchase Price” means SIX MILLION U.S. DOLLARS ($6,000,000.00).

“Restrictive Period” has the meaning set forth in Section 12 hereto.

“Trademarks” has the meaning set forth in the Recitals hereto.

“Trade Dress” has the meaning set forth in the Recitals hereto.

“Transition License” has the meaning set forth in Section 8 hereto.

3.) Seller hereby sells, assigns and transfers all right, title and interest in and to the Intellectual Property, and all rights it may have to the Trade Dress for the Palladium Models, free and clear of all liens, to Buyer. In connection with the assignment and transfer of the Intellectual Property, Seller also transfers the goodwill associated with the Trademarks and the Trade Dress, the goodwill in the business associated with the Trademarks and the Trade Dress and the causes of action associated with the Intellectual Property including, without limitation, any claims for past infringement, dilution or other violation of any of the Intellectual Property. Seller makes no warranty as to the existence of any Trade Dress rights in any of the Palladium Models and assigns such rights as may exist and that it may own by a quitclaim to those rights.

4.) a. Seller represents that Exhibit D includes all models of footwear made by Seller on the Palladium sole shown in United States application serial number 77/336,443.

b. Seller agrees that it will not sell, offer for sale, manufacture or have manufactured for it the Palladium Models shown in Exhibit D hereto other than as provided in this Agreement. Seller further will not make or sell footwear using the overall appearance of any of the Palladium Models. This does not prohibit Seller from making other canvas styles but only prohibits Seller from using a trade dress confusingly similar to the Trade Dress.

5.) Buyer acknowledges that Seller uses the domain names in connection with web sites that are interactive and over which Seller sells shoes bearing the Trademarks. No later than June 15, 2008, Seller shall remove the Palladium Models from the Domain Name web sites and Buyer shall, at its option, allow Seller to continue to sell its remaining inventory of Palladium Models previously designated by Seller for sale over the Internet over the Domain Names web sites or purchase at Seller’s landed cost (factory price, freight, insurance, and non-recoverable duty) any of Seller’s remaining so-designated Palladium Models. Upon the expiration of the Transition License set forth in paragraph 8 hereof, Seller shall take all actions reasonably required or reasonably requested by Buyer to transfer the Domain Names. The Parties agree that, except as set forth in this paragraph, Seller may continue to operate the Domain Names web sites as it currently does until the expiration of the Transition License set forth in paragraph 8. In the event Seller depletes its inventory of shoes bearing the Trademarks earlier than the expiration of the Transition License, Seller shall make a good faith effort to notify Buyer and arrange for an earlier transfer of the Domain Names.

6. a. Within two (2) business days of executing this Agreement Seller shall deliver to Seller’s counsel in Washington, D. C. fully executed assignments as set forth in Exhibits B and C hereto, and immediately upon confirmation by such counsel of possession of the executed assignments and in any event within two (2) business days thereafter, in consideration of Seller’s assignment and transfer of the Intellectual Property and Trade Dress as set forth herein, Buyer shall initiate wire transfer to Seller of the Purchase Price without regard to exchange rates or banking fees all of which, if any, shall be borne by Buyer, to Seller’s account at:

Suntrust Bank

Account #: 700150978

Swift #: SNTRUS3A

Beneficiary: Consolidated Shoe Company, Inc.

b. Upon receipt of the Purchase Price by Seller, counsel for Seller shall immediately hand deliver to counsel for Buyer in Washington, D. C. the fully executed assignments.

7. Seller represents and warrants that Seller is the owner of the Intellectual Property and Trade Dress and has the right and power to enter into this Agreement and the authority to convey all right, title and interest in and to the Intellectual Property and such rights as it may have in the Trade Dress to Buyer free of any encumbrances, licenses, rights or claims of any kind whatsoever. Seller represents that the Intellectual Property identified herein to be transferred to Buyer is to the best of Seller’s knowledge and belief valid and enforceable. Seller makes no representations or warranties that the Trade Dress is distinctive, but conveys whatever rights it has in such Trade Dress to Buyer. Seller further represents that other than set forth in Exhibit A it does not own any other trademarks or domain names for the Intellectual Property.

8) a. In further consideration of the sale of the Intellectual Property to Buyer, Buyer hereby grants to Seller a royalty-free license (the “Transition License”) to use the Trademarks and the Trade Dress on or in connection with Seller’s existing (as of the Effective Date) inventory of footwear currently marketed by Seller within the United States for twelve (12) months from the Effective Date of this Agreement (the “License Period”).

b. Buyer shall not distribute or allow others to distribute for it any product bearing or using the Trademarks during the License Period; provided however, that Buyer may conduct market research and may produce but not ship footwear bearing or associated with the Intellectual Property during the License Period; provided further, that Buyer may advertise, market, promote, ship, and sell the Palladium Models footwear beginning on June 16, 2008.

c. Seller shall immediately cease production of footwear and packaging for footwear bearing the Trademarks or the Trade Dress, except that Seller may manufacture such footwear and packaging as required to fulfill during the License Period any open order for footwear bearing the Trademarks or the Trade Dress existing on the Effective Date to the extent that Seller’s existing inventory for such footwear is insufficient to fulfill such open orders. It is understood and agreed that the Transition License shall be construed as a transition associated with the transfer of Seller’s business of selling shoes bearing the Trademarks or the Trade Dress or sold in connection with the Trademarks or Trade Dress to Buyer and that Seller will divest itself of any and all remaining inventory of footwear, promotional materials, and packaging bearing the Trademarks or Trade Dress or sold in connection with the Trademarks or Trade Dress not later than the end of the License Period; provided, however, that Buyer, or its designated agents or representatives, shall have a right of first refusal to purchase any and all remaining inventory of footwear, promotional materials, and packaging bearing the Trademarks or Trade Dress or sold in connection with the Trademarks or Trade Dress that are not subject to an open order on the Effective Date.

d. Seller agrees that it will maintain the quality of the present Palladium trademarked products throughout the License Period. Any packaging, advertisements and promotional materials that Seller may develop during the License Period for use in connection with footwear bearing the Trademarks shall be subject to approval by Buyer, such approval not to be unreasonably withheld. Any of Seller’s inventory of Palladium trademarked footwear or related packaging that remains after the License Period and that is not acquired by Buyer may be sold in Seller’s warehouse or donated to charity.

9. Buyer has knowledge of and has seen the manufacturing process for the Palladium trademarked footwear, the materials used in manufacturing the footwear and the finished product produced for and sold by Seller and is in possession of all information necessary to define and maintain the current quality of the Palladium trademarked footwear. Seller recognizes that the goodwill in the Trademarks associated with its continued sales of footwear bearing or associated with the Trademarks during the License Period shall inure exclusively to Buyer.

10. Buyer shall have the exclusive right at its sole discretion to institute and prosecute lawsuits for infringement of the rights associated with the Intellectual Property. Unless otherwise agreed, all sums recovered in such lawsuits shall be retained solely by Buyer. Seller agrees to fully cooperate with Buyer in the prosecution of any such suit. Buyer further shall have the exclusive right at its sole discretion to seek trademark and trade dress protection, including without limitation trademark and trade dress registrations, and to prosecute and defend administrative actions, including without limitation proceedings before the Trademark Trial and Appeal Board relating to rights associated with the Intellectual Property, including without limitation the names of the Palladium Models. Seller agrees to cooperate fully with Buyer in seeking such registrations and in prosecuting and defending administrative proceedings.

11. (a) Seller agrees to defend and indemnify Buyer, its officers, directors, agents and employees, against all costs, expenses and losses (including reasonable attorneys’ fees and costs) incurred through claims of third parties against Buyer based upon:

(i) The manufacture or sale by Seller of footwear bearing or associated with the Intellectual Property prior to Seller’s execution of this Agreement and for the subsequent twelve (12) months, including but not limited to actions sounding in product liability; and

(ii) Seller’s use of the Intellectual Property and any associated Palladium website prior to the execution of this Agreement by Buyer.

(b) Buyer agrees to defend and indemnify Seller, its officers, directors, agents and employees, against all costs, expenses and losses (including reasonable attorneys’ fees and costs) incurred through claims of third parties against Seller based upon the manufacture or sale by Buyer of footwear bearing or associated with the Intellectual Property during the Transition Period, including but not limited to actions sounding in product liability.

12. Buyer agrees that for four (4) years from the effective date of this agreement (“Restrictive Period”), it will not solicit, raid, entice or induce any employee of the Seller listed in Exhibit E to be employed by Buyer or any Assignee of this Agreement.

13. Buyer acknowledges that a violation by Buyer of the provisions in Paragraph 12 will result in irreparable injury to Seller and that Seller will be entitled to (a) the issuance of a temporary restraining order, (b) a preliminary injunction, (c) a permanent injunction to prohibit either the continuation or another breach of this section; and (d) liquidated damages in the amount of $500,000 per violation.

14. Each party shall, throughout the License Period, obtain and maintain at its own cost and expense standard Product Liability Insurance from a qualified insurance company with a Best rating of B or better which such policy shall provide protection against any and all claims, demands and causes of action arising out of any defects or failure to perform of any products of the parties bearing the Trademarks and each party shall provide to the other a certificate of insurance showing the amount of the policy. The amount of such coverage shall be commensurate with current industry standards, but no less than ONE MILLION DOLLARS ($1,000,000.00). The parties shall provide said Certificate of Insurance to the other within one (1) business day of execution of this Agreement.

15. The Parties agree to do all things and take all actions as may be necessary to give effect to the transactions contemplated hereunder. Specifically, Seller shall reasonably cooperate with Buyer in order to implement the expeditious use, assignment and transfer of the Intellectual Property to Buyer and Seller agrees to take all such actions as are reasonably necessary to consummate the transactions contemplated by this Agreement, including, but not limited to, providing all reasonable information and assistance that the Buyer may reasonably request.

16. This Agreement may be executed in counterparts, each of which shall be considered an original, and executed and delivered in facsimile form.

17. The Parties agree that the terms and conditions of this Agreement shall be maintained in confidence and other than as required by law, neither the Parties nor their representatives and agents shall reveal to anyone the terms of this Agreement and the parties further agree that neither shall make the fact of the sale of the Intellectual Property or Trade Dress to Buyer known before

June 15, 2008; provided that, Buyer may disclose the terms of this Agreement to bona fide potential assignees of this Agreement (including the Trademarks and the Trade Dress). Buyer agrees and acknowledges that the fact of the sale of the Intellectual Property and Trade Dress to it will adversely affect Seller’s ability to dispose of inventory and to service its customers and that such disclosure by the Buyer, while causing Buyer no injury, will irreparably injure Seller and will be a material breach of this Agreement.

18. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and revokes and supersedes all prior agreements, oral or written, between or among the Parties with respect to such subject matter and is intended as a final and complete expression of their agreement with full knowledge of its significance and after consultation with counsel. This Agreement shall not be modified or amended, except in writing signed by the Parties hereto and specifically referring to this Agreement.

19. This Agreement shall be governed in accordance with the laws of the State of Virginia, United States of America, applicable to contracts entered into and performed therein by residents thereof. Seller acknowledges that it does business in the District of Columbia and submits to the jurisdiction of the United States District Court for the District of Columbia. The Parties consent to the jurisdiction of said court, agree to accept service of process by mail in the manner provided for the service of notices hereunder and to waive any jurisdictional or venue defenses otherwise available.

20. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their heirs, administrators, successors, and assigns.

21. No waiver by either Party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

22. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

23. Seller may not assign, sublicense, sell or otherwise transfer the Transition License or any rights thereunder (including by operation of law)J and any purported assignment, sublicense or other transfer of such rights shall be null and void and constitute a material breach of this Agreement. Seller acknowledges and agrees that the Buyer, in its sole and absolute discretion, may freely assign, sell or transfer some or all of its rights or obligations acquired hereunder to any third party at any time after the Effective Date; provided that any such assignment, sale or transfer made within four (4) years of the Effective Date shall be documented in writing and shall not be effective until the assignee executes a counterpart to this Agreement and agrees to be bound by any terms and conditions hereof that are less than fully executed at the date of any such assignment.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his hand and seal the day indicated.

SELLER:		BUYER:

Consolidated Shoe Company, Inc.		Palladium

By:	/s/ William A. Carrington	By:	/s/ Christophe Mortemousque
	William A. Carrington		Christophe Mortemousque
Title:	CEO	Title:	Chairman

Date:	3/24/08	Date:	28/03/08

Endorsement

Pursuant to paragraph 23 of the attached Agreement between Consolidated Shoe Company and Palladium, and as assignee of all of Palladium’s rights, duties and interests under that Agreement, the undersigned hereby agrees to be bound by all of the terms and conditions of that Agreement that were less than fully executed as of the date of the assignment to K-Swiss Inc.

Dated: March 28, 2008	K-SWISS INC., a Delaware corporation

Steven B. Nichols
President